EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 102 to Registration Statement No. 2-50409 on Form N-1A of our reports dated December 15, 2017, relating to the financial statements and financial highlights of MFS Inflation-Adjusted Bond Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust IX for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” and Appendix M – “Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE
Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2018